Exhibit 99.1

N E W S     R E L E A S E

FOR IMMEDIATE RELEASE January 24, 2005	Contact:	Investor Relations: Lauren Camner 305-231-6535	Corporate Communications: Melissa Gracey 305-817-8117

BankUnited Financial Corporation Holds Annual Meeting of Stockholders

CORAL GABLES, Fla. – BankUnited Financial Corporation (Nasdaq: BKUNA), parent company of BankUnited FSB, today announced it has elected Tod Aronovitz, Allen M. Bernkrant, Alfred R. Camner, Lauren Camner, Neil H. Messinger, and Albert E. Smith to its Board of Directors at its Annual Meeting of Stockholders held today at the Omni Colonnade in Coral Gables, Fla.

The stockholders re-elected Allen M. Bernkrant, Alfred R. Camner, and Neil H. Messinger to serve as Class III directors with terms expiring in 2008. The stockholders elected Lauren Camner and re-elected Dr. Albert E. Smith to serve as Class II directors with a term ending in 2007, and stockholders elected Tod Aronovitz to serve as a Class I director with a term ending in 2006.

Bernkrant is a private investor who has served as a member of the Board since 1985. Alfred Camner is the Chairman of the Board and the Chief Executive Officer of BankUnited Financial Corporation, and he has served on the Board since 1984. Dr. Messinger is Chairman of Radiology Associates of South Florida P.A. and Chairman of Imaging Services of Baptist Hospital. He has served as a member of the Board since 1996. Lauren Camner is Senior Vice President of Investor Relations and Alternative Delivery Channels of BankUnited and has served as a member of the Board since 2004. Dr. Smith is President of Florida Memorial College and has served as a member of the Board since 2003. Tod Aronovitz is Senior Partner at Aronovitz Trial Lawyers, past President of the Florida Bar Association and has been a member of the Board since 2004.

BankUnited announced that at the March Board meeting, it will consider if the company should declare a dividend on its Class A Common Stock. If declared, the dividend would be for a nominal amount. Mr. Camner stated that the company continues to be focused on expansion. BankUnited has announced plans to open 10 to 14 new branches by the end of the 2005 calendar year.

BankUnited’s management also reviewed record financial results for fiscal year 2004, which ended on September 30, 2004. Additionally, investors and analysts were invited to visit www.bankunited.com to view a presentation of some of the company’s accomplishments over the three-year period ending September 30, 2004.

About BankUnited

BankUnited Financial Corporation is the parent company of BankUnited FSB, which, with $8.9 billion in assets, is the largest banking institution headquartered in Florida. Offering a full array of consumer and commercial banking products and services, BankUnited operates 50 banking offices throughout Miami-Dade, Broward, Palm Beach, Martin and Collier Counties. BankUnited can be accessed on the Internet at http://www.bankunited.com. BankUnited’s Class A Common Stock trades on the NASDAQ National Market under the trading symbol BKUNA.

Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the Company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify “forward-looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general business and economic conditions; fiscal and monetary policies; war and terrorism; changes in interest rates, deposit flows, loan demand and real estate values; competition with other providers of financial products and services; the issuance or redemption of additional company equity or debt; volatility in the market price of our common stock; changes in accounting principles, policies or guidelines; changes in laws or regulations; reliance on other companies for products and services; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, pricing, products and delivery of services.

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